CREDIT ONE FINANCIAL, INC
                840 W New York Ave., Suite D
                      DeLand, FL 32720
386-943-8446 * Fax 386-736-1061 * Email jbashaw@bellsouth.net




  December 6, 2002


  Securities and Exchange Commission
  Washington, DC


  Reference: Accession Number: 0001201135-02-000006

                   File Number: 1.001-31551

  Subject:     R W (Registration Withdrawal)


  Gentlemen;

  Please withdraw our electronic filing of Form 10-12B that was filed in error on November 26, 2002 at 18:55.

  Thank you!

  Sincerely,

  /s/ James H. Bashaw
  James H Bashaw, President